Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 2013 FOURTH QUARTER AND YEAR END EARNINGS

OAKLAND, MARYLAND—March 5, 2014: First United Corporation (NASDAQ: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces that consolidated net income available to common shareholders of $4.7 million for the year ended December 31, 2013, compared to net income available to common shareholders of $3.0 million for the year ended December 31, 2012. Basic and diluted net income per common share for the year ended December 31, 2013 was $.75, compared to basic and diluted net income per common share of $.48 for the year ended December 31, 2012. The increase in net income for 2013 when compared to 2012 was attributable to an $8.0 million increase in net interest income after provision for loan losses driven by reduced charge-off activity. This increase was offset by a decrease in other operating income of $2.1 million primarily attributable to a $1.5 million decline in net gains and a decrease of $.8 million in bank-owned life insurance (“BOLI”) income driven by a one-time death benefit of $.7 million that was received in March 2012. The increase was also offset by a $2.9 million increase in other operating expenses, due primarily to a $2.0 million increase in other real estate owned (“OREO”) expenses, and a $1.3 million increase in tax expense. The net interest margin for the year ended December 31, 2013, on a fully tax equivalent (“FTE”) basis, decreased to 3.25% from 3.30% for the year ended December 31, 2012.

Consolidated net income available to common shareholders was $.4 million, or $.06 per common share, for the fourth quarter of 2013 compared to net income available to common shareholders of $2.4 million, or $.38 per common share, for the same period of 2012. The decrease in earnings for the fourth quarter of 2013 when compared to the fourth quarter of 2012 was primarily due to a decline in net interest income after a $1.4 million provision for loan losses and an increase in salaries and benefits of $.5 million.

According to William B. Grant, Chairman, Chief Executive Officer, “2013 was a good year for First United as our financial position continued to strengthen and our asset quality continued to improve.  While profit levels are still not where we would like to see them, we are encouraged with the steadfast progress that our Company has made.  Capital levels are strong, our lending pipeline is becoming more robust and the trust and investment and Treasury Management departments continue to grow and produce fee income.  These items position us well for 2014.  We are sensitive to the drag on our net interest margin caused by the continued low interest rate environment and lower loan balances and we understand the need for further expense control.  Our team is excited to build profitable relationships with our existing and prospective customers.”

Financial Highlights Comparing the Three and Twelve Months Ended December 31, 2013 and 2012:

•	Provision for loan loss expense decreased by $9.0 million for the 12 months ended December 31, 2013, primarily due to a reduction in charge-offs from 2012.

•	Net interest margin, on an FTE basis, decreased to 3.25% for the year ended 2013 compared to 3.30% for the year ended 2012.

•	Ratio of allowance for loan losses (“ALL”) to loans outstanding decreased to 1.68% as of December 31, 2013 compared to 1.83% as of December 31, 2012 due to the charge-off of a specific allowance on an acquisition and development loan.

•	Other operating income decreased when comparing year ended December 31, 2013 to December 31, 2012 due to the one time BOLI death benefit received in 2012.

•	Other operating expense increased when comparing the year ended December 31, 2013 and December 31, 2012 due to an increased valuation allowance on OREO properties.

Balance Sheet Overview

Total assets were $1.3 billion at December 31, 2013, representing an increase of $12.7 million (1.0%) from assets at December 31, 2012. The increase resulted from an increase in deposits and net income increasing cash which was then used to purchase investment securities.

Total fair value of investment securities available-for-sale increased $113.3 million since December 31, 2012. At December 31, 2013, the amount of securities classified as available-for-sale included a net unrealized loss of $31.7 million, which represents the difference between the fair value and the amortized cost of securities in the portfolio.

Comparing December 31, 2013 to December 31, 2012, outstanding loans decreased by $64.6 million (7.4%). Commercial Real Estate (“CRE”) loans decreased $30.8 million as a result of the payoff of several large loans and ongoing scheduled principal payments. Acquisition and development (“A&D”) loans decreased $21.2 million due to the movement of $2.1 million from construction to permanent financing and $5.0 million of payoffs. Commercial and industrial (“C&I”) loans decreased $9.2 million due to $2.8 million of payoffs and scheduled principal payments. Residential mortgages increased by $4.0 million due to increased production of loans primarily in our 10/1 adjustable rate mortgage program. The Bank continues to use Fannie Mae for the majority of new, longer-term, fixed-rate residential loan originations, although production for these loans slowed during the third quarter of 2013. The consumer portfolio decreased $7.4 million due primarily to repayment activity in the indirect auto portfolio offsetting new production. At December 31, 2013, approximately 57% of the commercial loan portfolio was collateralized by real estate, compared to 60% at December 31, 2012.

Total deposits increased $.5 million during 2013 when compared to deposits at December 31, 2012. The slight increase in deposits was due to increases of $6.6 million in traditional savings accounts, $9.8 million in interest-bearing demand deposits, $13.1 million in money market accounts and $28.0 million in non-interest bearing demand deposits. These increases were offset by a $19.2 million decrease in time deposits less than $100,000 and a $37.8 million decrease in time deposits greater than $100,000. The decrease in time deposits was a result of management’s plan to reduce cost of funds by changing the mix of the deposit portfolio.

The book value of the Corporation’s common stock was $11.49 per share at December 31, 2013, compared to $11.14 per share at December 31, 2012.

At December 31, 2013, there were approximately 6,210,587 outstanding shares of the Corporation’s common stock, an outstanding immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock, and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income on an FTE basis decreased $1.1 million for the year ended December 31, 2013 over the year ended December 31, 2012 due to a $3.4 million (6.2%) decrease in interest income, which was partially offset by a $2.2 million (16.0%) decrease in interest expense. The decrease in net interest income was primarily due to the reduction in the average balances of loans as well as the reduction in the average rate paid on interest earning assets. The slightly lower yield on loans and the reduction in average loan balances contributed to the decline in interest income when comparing 2013 to 2012. The reduction in the average balances on interest-bearing liabilities also contributed to the decrease in the net interest margin of 5 basis points, as it decreased to 3.25% for the year ended December 31, 2013 from 3.30% for the year ended December 31, 2012.

There was an overall $16.7 million decrease in average interest-earning assets, driven by the $64.2 million reduction in loans offset by the increase of $50.8 million in average investment securities.

Interest expense decreased for the year ended December 31, 2013 when compared to the year ended December 31, 2012 due to an overall reduction in interest rates on deposit products. The average balance of interest-bearing liabilities decreased by $54.0 million when comparing December 31, 2013 to December 31, 2012. During 2013, management continued its strategic focus on shifting the mix of our deposits from higher cost certificates of deposit to core deposit products. The overall effect was a 15 basis point decrease in the average rate paid on our average interest-bearing liabilities, from 1.29% for the year ended December 31, 2012 to 1.14% for the year ended December 31, 2013.

Asset Quality

The ALL decreased to $13.6 million at December 31, 2013, compared to $16.0 million at December 31, 2012. The provision for loan losses for the year ended December 31, 2013 decreased to $.4 million from $9.4 million for the year ended December 31, 2012. Net charge-offs decreased to $2.8 million for the year ended December 31, 2013, compared to $12.8 million for the year ended December 31, 2012. Included in the net charge-offs for the year ended December 31, 2013 were a $1.8 million partial charge-off on an A&D loan and an $.8 million charge-off of a C&I loan, which were partially offset by an $.8 million partial recovery on a non owner-occupied CRE loan that was repaid during the year. The lower provision expense was primarily due to the lower net charge-offs and the impact of lower loan balances. The ratio of the ALL to loans outstanding as of December 31, 2013 was 1.68%, which was lower than the 1.83% at December 31, 2012 due to the charge-off or removal of specific allocations as a result of changing circumstances.

The ratio of net charge-offs to average loans for the year ended December 31, 2013 was .34%, compared to 1.41% for the year ended December 31, 2012. Relative to December 31, 2012, all segments of loans, with the exception of A&D and consumer loans, showed improvement. The CRE portfolio had an annualized net recovery rate as of December 31, 2013 of .27%, compared to an annualized net charge-off rate of .67% as of December 31, 2012. The annualized net charge-off rate for A&D loans as of December 31, 2013 was 1.78%, compared to an annualized net charge-off rate of .29% as of December 31, 2012. The ratios for C&I loans were 1.53% and 12.10% for December 31, 2013 and December 31, 2012, respectively. The residential mortgage ratios were .08% and .33% for December 31, 2013 and December 31, 2012, respectively, and the consumer loan ratios were .83% and .69% for December 31, 2013 and December 31, 2012, respectively.

Accruing loans past due 30 days or more declined to 2.10% of the loan portfolio at December 31, 2013, compared to 2.39% at December 31, 2012. The decrease for 2013 was primarily due to a decrease in past-due accruing residential mortgage term loans. Other improvements in the levels of past-due loans were attributable to a combination of a slowly improving economy and vigorous collection efforts by the Bank.

Non-accrual loans totaled $17.4 million at December 31, 2013, compared to $19.9 million at December 31, 2012. Non-accrual loans which have been subject to a partial charge-off totaled $1.9 million at December 31, 2013, compared to $6.7 million at December 31, 2012.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, decreased $.6 million during 2013 when compared to 2012. The decrease was due to the reduction in BOLI income due to the one-time death benefit of $.7 million that was received in March 2012. Trust department income increased $.4 million when comparing 2013 to 2012. Trust assets under management were $675 million at December 31, 2013 and $637 million at December 31, 2012.

Net gains of $.2 million were reported through other income during 2013, compared to net gains of $1.7 million during 2012. The reduction in net gains during 2013 was due to reduced gains on sales of investment securities.

Operating expenses increased $2.9 million during 2013 when compared to 2012. This increase was due to a $2.0 million increase in OREO expenses primarily due to the increase in the valuation allowance on OREO in order to better position the properties for quicker retail sales. Salaries and benefits increased $.5 million in 2013 when compared to 2012 due to increased 401K expense for a discretionary contribution into the plan as a result of the “soft freeze” on the defined benefit pension plan. Other expenses increased $.3 million in 2013 when compared to the 2012 due to increases in miscellaneous expenses such as legal and professional expenses.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company, and three statutory trusts that were used as financing vehicles. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. Until March 27, 2013 when the entity was dissolved, the Bank owned a majority interest in Cumberland Liquidation Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of real estate that secured a loan made by another bank and in which the Bank held a participation interest. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

(Dollars in thousands, except per share data)

	Three Months Ended					Twelve Months Ended
	unaudited					unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	31-Dec
	2013	2012	2013	2013	2013	2013	2012
EARNINGS SUMMARY
Interest income	$11,568	$12,723	$13,979	$12,079	$12,288	$49,914	$53,111
Interest expense	$2,908	$3,137	$2,933	$2,936	$2,955	$11,732	$13,965
Net interest income	$8,660	$9,586	$11,046	$9,143	$9,333	$38,182	$39,146
Provision for loan losses	$541	$114	$(1,107)	$81	$865	$380	$9,390
Net interest income after provision	$8,119	$9,472	$12,153	$9,062	$8,468	$37,802	$29,756
Other Income	$3,176	$3,283	$3,437	$3,102	$3,327	$13,042	$13,630
Net Securities Impairment Losses	$-	$-	$-	$-	$-	$-	$-
Net (losses)/gains - other	$(25)	$1,036	$(102)	$27	$329	$229	$1,708
Other Operating Expense	$10,055	$10,202	$12,974	$9,742	$9,634	$42,405	$39,518
Income before taxes	$1,215	$3,589	$2,514	$2,449	$2,490	$8,668	$5,576
Income tax expense	$369	$785	$678	$607	$568	$2,222	$913
Net income	$846	$2,804	$1,836	$1,842	$1,922	$6,446	$4,663
Accumulated preferred stock dividends and discount accretion	$452	$430	$448	$441	$437	$1,778	$1,691
Net income available to common shareholders	$394	$2,374	$1,388	$1,401	$1,485	$4,668	$2,972
Cash dividends paid	$-	$-	$-	$-	$-	$-	$-

	Three Months Ended
	unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar
	2013	2012	2013	2013	2013
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.06	$0.38	$0.22	$0.23	0.24

Book value	$11.49	$11.14	$11.18	$10.94	$11.50
Closing market value	$7.67	$7.17	$8.21	$7.60	$8.29
Market Range:
High	$8.92	$7.80	$9.35	$8.91	$9.00
Low	$7.31	$6.02	$7.05	$7.33	$6.68
Common shares outstanding at period end	6,210,587	6,199,283	6,210,587	6,210,587	6,199,283

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.48%	0.34%	0.56%	0.57%	0.59%
Return on average shareholders' equity	6.45%	4.79%	7.52%	7.58%	7.81%
Net interest margin	3.25%	3.30%	3.37%	3.17%	3.26%
Efficiency ratio	80.00%	72.50%	78.90%	75.40%	72.80%

PERIOD END BALANCES	31-Dec	31-Dec
	2013	2012

Assets	$1,333,503	$1,320,783
Earning assets	$1,155,216	$1,106,222
Gross loans	$810,240	$874,829
Commercial Real Estate	$267,978	$298,851
Acquisition and Development	$107,250	$128,391
Commercial and Industrial	$59,788	$69,013
Residential Mortgage	$350,906	$346,919
Consumer	$24,318	$31,655
Investment securities	$340,489	$227,313
Total deposits	$977,403	$976,884
Noninterest bearing	$189,500	$161,500
Interest bearing	$787,903	$815,384
Shareholders' equity	$101,340	$98,905

CAPITAL RATIOS	31-Dec	31-Dec
	2013	2012
Period end capital to risk-weighted assets:
Tier 1	13.65%	12.54%
Total	15.29%	14.13%

ASSET QUALITY
Net charge-offs for the quarter	$2,098	$416
Nonperforming assets: (Period End)
Nonaccrual loans	$17,396	$19,915
Restructured loans	$17,947	$17,674
Loans 90 days past due and accruing	$1,234	$2,146
Other real estate owned	$17,031	$17,513
Total nonperforming assets and past due loans	$18,630	$22,061
Allowance for loan losses to gross loans, at period end	1.68%	1.83%
Nonperforming and 90 day past-due loans to total loans, at period end	2.30%	2.52%
Nonperforming loans and 90 day past-due loans to total assets, at period end	1.40%	1.67%